UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 17, 2008

Capella Education Company

(Exact name of Registrant as specified in its charter)

Minnesota	001-33140	41-1717955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South 6th Street, 9th Floor Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 227-3552

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective March 17, 2008, Capella Education Company entered into an amendment of our current lease with Minneapolis 225 Holdings, LLC pursuant to which we will renew and expand our existing lease for premises at 225 South Sixth Street in Minneapolis, Minnesota. The lease amendment will permit us, commencing in 2009, to have our on-site Minneapolis staff located at one location. A press release announcing our lease amendment is attached as Exhibit 99.1 to this Report.

Our current lease for 225 South Sixth expires October 31, 2010 and covers 203,321 square feet. The terms of the lease amendment include:

•	Five year extension of existing lease term through October 31, 2015;

•	Effective March 1, 2009, the right to rename the tower located at 225 South Sixth Street “Capella Tower;”

•	Staged expansion into spaces contiguous to current premises beginning in 2008 and continuing through 2009;

•	Total of 395,638 square feet committed in 2009 through remaining term of lease, with additional options to acquire additional contiguous spaces prior to and in 2011;

•

Base rents (exclusive of charges for operating costs and taxes) range from $11.25 to $16.30 per square foot (depending on the space at issue, when space is added to the premises, and the amount of the applicable improvement allowance) through the end of the extension term;

•	Landlord-funded tenant improvement allowance of $7.6 million, to be advanced as the staged expansion occurs; and

•	Unilateral tenant right to extend lease for two successive periods of five years each.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release dated March 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPELLA EDUCATION COMPANY

Date: March 20, 2008	By	/s/ Lois M. Martin
Lois M. Martin
Senior Vice President and Chief Financial Officer